Exhibit 15.1

August 3, 2007

Securities and Exchange Commission

Station Place

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 3, 2007 on our review of interim financial information of GlobalSantaFe Corporation and its subsidiaries (the “Company”) for the three and six month periods ended June 30, 2007 and 2006, and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in (i) the Registration statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878, 333-105015, 333-112670, 333-111448 and 333-141602) of GlobalSantaFe Corporation, (ii) the Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-70268) of GlobalSantaFe Corporation, and (iii) the Registration Statement on Form S-3 (Registration No. 333-127168) of GlobalSantaFe Corporation.

Very truly yours,

PricewaterhouseCoopers LLP